EXHIBIT 7(c)(ii)

             CONVEYANCE AND CONTRIBUTION AGREEMENT


          This Conveyance and Contribution Agreement dated as of December 20, 1995 (this "Agreement"), is entered into by and among STAR GAS PARTNERS, L.P., a Delaware limited partnership (the "Master Partnership"), STAR GAS PROPANE, L.P., a Delaware limited partnership (the "Operating Partnership"), STELLAR PROPANE SERVICE CORP. ("Stellar Service"), STAR GAS CORPORATION, a Delaware corporation ("Star Gas"), SILGAS INC., an Indiana corporation and SILGAS OF ILLINOIS INC., an Illinois corporation (Silgas Inc. and Silgas of Illinois Inc. are referred to herein collectively as the "Star Gas Subsidiaries") (Star Gas and the Star Gas Subsidiaries are referred to herein collectively as the "Star Gas Companies").

                            RECITALS

          WHEREAS, Star Gas, a Delaware corporation (the "General Partner"), as the general partner, and William G. Powers, Jr., as the organizational limited partner, have heretofore formed the Master Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and have entered into the Agreement of Limited Partnership of the Master Partnership (the "Master Partnership Agreement") pursuant to which the Master Partnership shall serve as the sole limited partner of the Operating Partnership; and

          WHEREAS, the General Partner and the Master Partnership have heretofore formed the Operating Partnership pursuant to the Delaware Act and have entered into the Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") and the Operating Partnership has heretofore formed Stellar Service, for the purpose of acquiring, owning and operating the business and assets of the Star Gas Companies, including the Propane Business (as defined in a Conveyance and Contribution Agreement of even date between Star Gas and Petroleum Heat and Power Co., Inc.), (the "Business"); and

          WHEREAS, the Operating Partnership has heretofore formed Stellar Service for the purpose of acquiring, owning and operating the business and assets of the Star Gas Companies, including the Propane Business, relating to the Service Assets (the "Service Business"); and

          WHEREAS, pursuant to a separate Conveyance and Contribution Agreement dated as of the date hereof, Petroleum Heat and Power Co., Inc. ("Petro") is transferring its propane assets to the General Partner and the General Partner is assuming the propane business-related liabilities of Petro (the "Petro Conveyance"); and

          WHEREAS, the Star Gas Companies have agreed to contribute to the Operating Partnership all of their assets, including the assets transferred to the General Partner by Petro as described in the immediately preceding paragraph (the "Star Gas Conveyance"), as capital contributions thereto, (except those assets specifically excluded hereby) in exchange for limited partner interests in the Operating Partnership, the assumption of all of their liabilities (except those specifically excluded hereby) by the Operating Partnership and other good and valuable consideration; and

          WHEREAS, at the direction of the Operating Partnership, the Star Gas Companies have agreed to convey directly to Stellar Service their assets consisting of appliances, parts, inventories and related supplies in the State of New York, New Jersey, Connecticut, Maine, Massachusetts, Rhode Island and Pennsylvania ("Service Assets"); and

          WHEREAS, pursuant to the Master Partnership Agreement, the General Partner has agreed to contribute to the Master Partnership, as a capital contribution thereto, all of its limited partner interest in the Operating Partnership and has agreed to make additional contributions to the Master Partnership as set forth in Section 4.2 of the Master Partnership Agreement in exchange for 2,220,444 Subordinated Units and other good and valuable consideration; and

          WHEREAS, Silgas Inc. desires to contribute to the Master Partnership, as a capital contribution thereto, all of its limited partner interest in the Operating Partnership in exchange for 175,633 Subordinated Units and other good and valuable consideration; and

          WHEREAS, Silgas of Illinois Inc. desires to contribute to the Master Partnership, as a capital contribution thereto, all of its limited partner interest in the Operating Partnership in exchange for one
Subordinated Unit and other good and valuable consideration; and

          WHEREAS, after the contributions to the Master Partnership by the General Partner, Silgas Inc. and Silgas of Illinois Inc. of limited partner interests in the Operating Partnership, the Master Partnership will hold a 98.9899% limited partner interest in the Operating Partnership.

          NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Master Partnership, the Operating Partnership, Stellar Service and the Star Gas Companies undertake and agree as follows:

                           ARTICLE I.

                          Definitions
                          -----------

          The following capitalized terms shall have the meanings given below.

          "Assets" means all of the assets owned, leased or held by the
           ------
Star Gas Companies, as of the Effective Time (including the assets of the Propane Business which may be acquired simultaneously with the Effective Time, but excluding the Service Assets) of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued or contingent, and wherever located, including, without limitation, all of the assets necessary to operate the Business as currently being operated by the Star Gas Companies and all right, title and interest of the Star Gas Companies in and to the following assets:

          (a) copies of all of the books, records, papers and instruments of the Star Gas Companies, of whatever nature and wherever located, including, without limitation, accounting and financial records, documentation related to the Assets, customer correspondence/ sales records, credit reports, and other data relating to the Business;

          (b) propane inventory and other inventories and supplies of any kind;

          (c) storage tanks and containers, storage facilities, propane cylinders, office furniture, furnishings, computers and equipment of any kind;

          (d) all real property wherever located, together with all buildings, structures, improvements, equipment, appurtenances and fixtures of every kind or nature located thereon;

          (e) all rights in real property or personal property arising under leases, easements or other contracts or arrangements including, without limitation, leasehold properties, all rights-of-way, servitudes, surface rights, interests in land, licenses and grants, and all amendments to each thereof, together with all prescriptive rights and all franchises, privileges, grants and consents in favor of the Star Gas Companies, or their predecessors-in-title, in, on, over, under or adjacent to lands, roads, highways, railroads, rivers, canals, ditches, drains, bridges, state and national parks, forests, reservations and wilderness areas, public grounds or structures, or elsewhere, and all rights incident thereto, rights under condemnation judgments, judgments on declaration of taking, and permits and grants for the installation, maintenance, repair, removal and operation of above and below ground tanks, storage containers and pipelines;

          (f) all motor vehicles, trailers, tanks, railroad tank cars, distribution centers and related equipment, whether owned or leased;

          (g) every contract, agreement, arrangement, grant, gift, trust or other arrangement or understanding of any kind;

          (h) every right to sell or distribute any product or service;

          (i) any and all monies, rents, revenues, accounts receivable or other proceeds receivable or owing to the Star Gas Companies;

          (j)  all deposits, prepayments and prepaid expenses;

          (k)  all unbilled receivables;

          (l) all rights under all covenants and warranties pertaining to the Assets, express or implied, to the extent transferable, that have heretofore been made by any predecessors in title of the Star Gas Companies or by any third party manufacturers, suppliers and contractors;

          (m) any and all rights, claims and causes of action that the Star Gas Companies may have under insurance policies or otherwise against any person or property, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Star Gas Companies as of the Effective Time, and such rights, claims or causes of action representing reimbursement or recovery of amounts actually paid by the Operating Partnership after the Effective Time;

          (n) all trade names, trademarks, service marks, logos, marks and symbols of any kind, together with all goodwill associated therewith;

          (o) all know-how, every trade secret, every customer list and all other confidential information of every kind;

          (p)  every customer relationship, employee
               relationship, supplier relationship and other relationship of any kind;

          (q)  every business conducted prior to the Effective
               Time by the Star Gas Companies;

          (r)  every other proprietary right of any kind;

          (s)  all governmental licenses, permits and
               authorizations of every kind; and

          (t)  the capital stock of any other corporation;

excluding, however, any of such assets that constitute Excluded Assets.

          "Assumed Liabilities" means all liabilities of the Star Gas
           -------------------
Companies arising from or relating to the Assets and the Service Assets or the Business or otherwise, as of the Effective Time, of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Star Gas Companies as of the Effective Time; excluding, however any of such liabilities that constitute Excluded Liabilities.

          "Common Units" has the meaning assigned to such term in the
           ------------
Master Partnership Agreement.

          "Deeds" means all deeds and acts of sale, from any of the Star
           -----
Gas Companies to the Operating Partnership conveying the Star Gas
Companies' respective fee owned tracts or parcels of land listed on Exhibit B hereto and more particularly described in Exhibit A attached to such Deeds.

          "Effective Time" means immediately after the Petro Conveyance.
           --------------

          "Excluded Assets" means those assets of the Star Gas Companies
           ---------------
described on Schedule 1 hereto.

          "Excluded Liabilities" means those liabilities of the Star Gas
           --------------------
Companies described on Schedule 2 hereto.

          "First Mortgage Notes" means the $85 million of First Mortgage
           --------------------
Notes to be issued by the Operating Partnership in exchange for the $85 million of First Mortgage Notes issued by Star Gas (the "Initial Notes") in each case pursuant to the Note Purchase Agreements described in the Registration Statement.

          "Laws" means any and all laws, statutes, ordinances, rules or
           ----
regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

          "Registration Statement" means a registration on Form S-1 and
           ----------------------
filed by the Master Limited Partnership with the Securities and Exchange Commission relating to a public offering of Common Units.

          "Service Assets" means those assets of the Star Gas Companies
           --------------
described on Schedule 3 hereto.

          "Subordinated Units " has the meaning assigned to such term in
           ------------------
the Master Partnership Agreement.

                          ARTICLE II.

    Contribution to the Operating Partnership and Stellar Service
    -------------------------------------------------------------

          Contribution.  The Star Gas Companies hereby grant, contribute,
          ------------
bargain, sell, convey, assign, transfer, set over and deliver to the Operating Partnership, or, with respect to the Service Assets to Stellar Service, as the case may be and their respective successors and assigns, for their own use forever, all of their right, title and interest in and to the Assets in exchange for (a) the consideration stated in Section 2.2, (b) the assumption of substantially all their liabilities by the Operating Partnership as provided in Article IV, and (c) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the Operating Partnership hereby accepts the Assets as a contribution to the capital of the Operating Partnership and Stellar Service hereby accepts the Service Assets as a contribution to the capital of Stellar Service; provided, however, that the Star Gas Companies shall convey directly to Stellar Service those Assets set forth in Schedule 3.

          In addition, within 30 days after the Effective Time, the General Partner shall contribute to the Operating Partnership for no additional consideration an amount equal to the excess, if any, of $6.2 million over the net working capital of the Operating Partnership at the Effective Time.

          TO HAVE AND TO HOLD the Assets unto the Operating Partnership and the Service Assets unto Stellar Service, their successors and assigns, together with all and singular the rights and appurtenances thereto in any way belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

          Consideration for Contribution.  In consideration for the
          ------------------------------
contribution of the Assets to the Operating Partnership and for the contribution of the Service Assets to Stellar Service, the Operating Partnership hereby (a) issues, grants, contributes, bargains, sells, conveys, transfers, sets over and delivers to the Star Gas Companies limited partner interests in the Operating Partnership (the "Limited Partner Interest") which interests, collectively, shall be contributed, transferred, conveyed, assigned and delivered by the Star Gas Companies to the Master Partnership as provided in Article III of this Agreement, and which, together with the limited partner interest previously held by the Master Partnership and the limited partner interest being contributed to the Master Partnership by the General Partner pursuant to this Agreement will represent a 98.9899% limited partner interest in the Operating Partnership, and (b) assumes substantially all of the liabilities of the Star Gas Companies other than Excluded Liabilities, as more particularly provided in Article IV.

          Form of Conveyance.  To further evidence the conveyance of the
          ------------------
Assets that constitute the real property listed on Exhibit B, the Star Gas
                                                   ---------
Companies have executed and delivered to the Operating Partnership Deeds and certain other assignments of leases and conveyances, all of which are subject to this Agreement. To further evidence the conveyance of certain of the Assets that constitute the personal property, such as contracts and other agreements, the Star Gas Companies have executed and delivered to the Operating Partnership certain other assignments and instruments of transfer, all of which are subject to this Agreement.


                          ARTICLE III.

             Contribution to the Master Partnership
             --------------------------------------

          The General Partner, Silgas Inc., and Silgas of Illinois Inc.
each hereby grants, contributes, bargains, sells, conveys, assigns, transfers, sets over and delivers to the Master Partnership, its successors and assigns, for its and their own use forever all their right, title in and to all limited partnership interests it owns in the Operating
Partnership in exchange
for 2,220,444, 175,633 and one Subordinated Units, respectively, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged; and the Master Partnership hereby accepts the Limited Partner Interest as a contribution to the capital of the Master Partnership.

          TO HAVE AND TO HOLD such limited partner interests unto the Master Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in any way belonging, subject, however, to the terms and conditions stated in this Agreement, forever.


                          ARTICLE IV.

                   Assumption of Liabilities
                  by the Operating Partnership
                  ----------------------------

          In connection with the contribution and transfer of the Assets to the Operating Partnership, the Operating Partnership hereby assumes and agrees to duly and timely pay, perform and discharge the Assumed Liabilities relating to the business transferred to it to the full extent that the Star Gas Companies have been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge the Assumed Liabilities; provided,however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Liabilities shall not increase the obligation of the Operating Partnership with respect to the Assumed Liabilities beyond that of the Star Gas Companies, waive any valid defense that was available to the Star Gas Companies with respect to the Assumed Liabilities or enlarge any rights or remedies of any third party under any of the Assumed Liabilities.

                           ARTICLE V.

                        Indemnification
                        ---------------

          Indemnification With Respect to Excluded Liabilities.  The Star
          ----------------------------------------------------
Gas Companies shall indemnify, defend and hold harmless the Operating Partnership, Stellar Service, the Master Partnership, their respective officers and directors and their respective successors and assigns and lenders from and against any and all claims, demands, costs, liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including, without limitation, court costs and reasonable attorneys' fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Star Gas Companies as of the Effective Time, arising from or relating to the Excluded Liabilities.

          Indemnification With Respect to Assumed Liabilities.  The
          ---------------------------------------------------
Operating Partnership shall indemnify, defend and hold harmless the Star Gas Companies, their respective officers and directors and their successors and assigns from and against any and all claims, demands, costs, liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including, without limitation, court costs and reasonable attorneys' fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Star Gas Companies as of the Effective Time, arising from or relating to the Assumed Liabilities.


                          ARTICLE VI.

                         Title Matters
                         -------------

          Encumbrances.  The contribution of Assets and Service Assets made
          ------------
under Section 2.1 is made expressly subject to (a) all recorded and unrecorded liens, encumbrances, agreements, defects, restrictions, adverse claims and all Laws, in each case to the extent the same are valid, enforceable and affect the Assets, including, without limitation, all matters that a current survey or visual inspection of the Assets would reflect, (b) the Assumed Liabilities, and (c) all matters contained in the Deeds and the other assignment of leases, conveyances, assignments and instruments of transfer referenced in Section 2.3.

          Disclaimer of Warranties: Subrogation.
          -------------------------------------

          (a) THE STAR GAS COMPANIES ARE CONVEYING THE ASSETS "AS IS " WITHOUT REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY (ALL OF WHICH THE STAR GAS COMPANIES HEREBY DISCLAIM), AS TO (i) TITLE,
(ii) FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR DESIGN OR QUALITY OR (iii) ANY OTHER MATTER WHATSOEVER. THE PROVISIONS OF THIS
SECTION 6.2 HAVE BEEN NEGOTIATED BY THE OPERATING PARTNERSHIP, THE MASTER PARTNERSHIP, STELLAR SERVICE AND THE STAR GAS COMPANIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES OF THE STAR GAS COMPANIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICE ASSETS, THE ASSETS, THE SERVICE BUSINESS AND THE BUSINESS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

          (b) The contribution of Assets made under Section 2.1 is made with full rights of substitution and subrogation of the Operating
Partnership and Stellar Service, as applicable, and all persons claiming by, through and under the Operating Partnership or Stellar Service, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the Star Gas Companies, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Assets other than predecessors in title.

          (c) The Star Gas Companies, Stellar Service and the Operating Partnership agree that the disclaimers contained in this Section 6. 2 are "conspicuous" disclaimers. To the extent permitted by applicable law, any covenants implied by statute or law by the use of the words "grant," "convey," "bargain," "sell," "assign," "transfer," "deliver,"or "set over" or any of them or any other words used in this Agreement are hereby expressly disclaimed, waived and negated.


                          ARTICLE VII.

                       Further Assurances
                       ------------------

          The Star Gas Companies Assurances.  From time to time after the
          ---------------------------------
date hereof, and without any further consideration, the Star Gas Companies shall execute, acknowledge and deliver all such additional deeds, assignments, bills of sale conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (i) more fully to assure the Operating Partnership, Stellar Service and their respective successors and assigns all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this Agreement granted to the Operating Partnership and Stellar Service or intended so to be, (ii) more fully and effectively to vest in the Master Partnership and its successors and assigns beneficial and record title to the Limited Partner Interest hereby contributed and assigned to the Master Partnership or intended so to be and to put the Master Partnership in actual possession and control of the Limited Partner Interest and (iii) more fully and effectively to carry out the purposes and intent of this Agreement.

          Operating Partnership, Stellar Service and Master Partnership
          -------------------------------------------------------------
Assurances.  From time to time after the date hereof, and without any
----------
further consideration, the Operating Partnership, the Master Partnership and Stellar Service shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate more fully and effectively to carry out the purposes and intent of this Agreement.

                         ARTICLE VIII.

                       Power of Attorney
                       -----------------

          The Star Gas Companies hereby constitute and appoint the Operating Partnership, Stellar Service and their respective successors and assigns the true and lawful attorney-in-fact of the Star Gas Companies with full power of substitution for them and in their name, place and stead or otherwise on behalf of the Star Gas Companies and their successors and assigns, and for the benefit of the Operating Partnership and Stellar Service, their respective successors and assigns, to demand and receive from time to time the Assets and the Service Assets and to execute in the name of the Star Gas Companies and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Operating Partnership or, Stellar Service or the Star Gas Companies for the benefit of the Operating Partnership or Stellar Service, as may be appropriate, any and all proceedings at law, in equity or otherwise which the Operating Partnership and Stellar Service and their respective successors and assigns may deem proper in order to collect, assert or enforce any claims, rights or titles of any kind in and to the Assets and the Service Assets, and to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets and the Service Assets and to do any and all such acts and things in furtherance of this Agreement as the Operating Partnership and Stellar Service and their respective successors or assigns shall deem advisable. The Star Gas Companies hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of any of the Star Gas Companies, Star Gas or their successors or assigns or by operation of law.


                          ARTICLE IX.

                         Miscellaneous
                         -------------

               Order of Completion of Transactions; Effective Time.
               ---------------------------------------------------

          (a) The Petro conveyance shall be completed. Then the Initial Notes shall be issued by Star Gas, then the transactions described in
Article II of this Agreement shall be completed and thereafter the transactions provided for in Article III of this Agreement shall be completed.

          (b) The contribution of the Assets and the Service Assets to the Operating Partnership and to Stellar Service, respectively, shall be effective for all purposes as of the Effective Time.

          Consents; Restriction on Assignment.  If there are prohibitions
          -----------------------------------
against or conditions to the conveyance of one or more portions of the Assets or the Service Assets without the prior written consent of third parties, including, without limitation, governmental agencies (other than consents of a ministerial nature which are normally granted in the ordinary course of business), which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate the rights of the Operating Partnership or Stellar Service with respect to such portion of the Assets or the Service Assets (herein called the "Restriction"), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such portion of the Assets or the Service Assets (herein called the "Restriction-Asset") pursuant to this Agreement shall not become effective unless and until such Restriction is satisfied, waived or no longer applies. When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable law and any applicable contractual provisions, the assignment of the Restriction-Asset subject thereto shall become effective automatically as of the Effective Time, without further action on the part of the Operating Partnership, Stellar Service or the Star Gas Companies. The Star Gas Companies, Stellar Service and the

Operating Partnership agree to use their best efforts to obtain satisfaction of any Restriction on a timely basis. The description of any portion of the Assets or the Service Assets as a "Restriction-Asset" shall not be construed as an admission that any Restriction exists with respect to the transfer of such portion of the Assets or the Service Assets. In the event that any Restriction Asset exists, the Star Gas Companies agree to hold such Restriction Asset in trust for the exclusive benefit of the Operating Partnership and Stellar Service, as applicable, and to otherwise use its best efforts to provide the Operating Partnership and Stellar Service, as applicable, with the benefits thereof, and the Star Gas Companies will enter into other agreements, or take such other action as it deems necessary, in order to help ensure that the Operating Partnership and Stellar Service, as applicable, has the assets and concomitant rights necessary to enable it to operate the Assets contributed to the Operating Partnership or the Service Assets contributed to Stellar Service, as applicable in all material respects as described in the Prospectus contained in and made a part of the Registration Statement.

          Costs.  The Operating Partnership and Stellar Service shall pay
          -----
all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made to it hereunder and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, the Operating Partnership and Stellar Service shall each be responsible for all costs, liabilities and expenses (including, without limitation, court costs and attorneys' fees) incurred in connection with the satisfaction or waiver of any Restriction applicable to it pursuant to Section 9.2.

          Headings; References; Interpretation.  All Article and Section
          ------------------------------------
headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

          Successors and Assigns.  The Agreement shall be binding upon and
          ----------------------
inure to the benefit of the parties signatory hereto and their respective successors and assigns.

          No Third Party Rights.  The provisions of this Agreement are
          ---------------------
intended to bind the parties signatory hereto as to each other. Such provisions shall also be for the benefit of lenders to the Operating Partnership at and after giving effect to all transactions occurring at, the Effective Time (including bank lenders with outstanding commitments at such time) and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

          Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, all of which together shall constitute one agreement binding on the parties hereto.

          Governing Law.  This Agreement shall be governed by, and
          -------------
construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction. wherein the Assets or the Service Assets are located, shall apply.

          Severability.  If any of the provisions of this Agreement are
          ------------
held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

          Deed; Bill of Sale; Assignment.  To the extent required by or
          ------------------------------
permitted under applicable law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Assets and the Service Assets.

          Amendment or Modification.  This Agreement may be amended or
          -------------------------
modified from time to time only by the written agreement of all the parties hereto and such other parties whose consent may be required pursuant to other agreements.

          Integration.  This Agreement supersedes all previous
          -----------
understandings or agreements between the parties. whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


 STAR GAS PARTNERS, LP            STAR GAS CORPORATION
 by STAR GAS CORPORATION,
 its General Partner

 By:                              By:
    -------------------------        -------------------------
      Name:  David Eastin              Name:   David Eastin
      Title: Vice President            Title:  Vice President



 STAR GAS PROPANE, L.P.           SILGAS INC.
 by STAR GAS CORPORATION,
 its General Partner

 By:                              By:
    -------------------------        -------------------------
      Name:  David Eastin              Name:  David Eastin
      Title: Vice President            Title: Vice President


 STELLAR PROPANE SERVICE CORP.    SILGAS OF ILLINOIS, INC.

 By:                              By:
    -------------------------        -------------------------
      Name:  David Eastin              Name:  David Eastin
      Title: Vice President            Title: Vice President

                           Schedule l
                           ----------

                        EXCLUDED ASSETS


1. All rights to all tax refunds attributable to operations of the Star Gas Companies prior to the Effective Time, and all rights to all income tax benefits attributable to expenses paid and incurred by the Star Gas Companies prior to the Effective Time but not deductible until after the Effective Time.

2. The corporate seal, certificate or articles of incorporation, minute books, stock books, books of account or other records having to do with the corporate organization of the Star Gas Companies.

3. $250,000 escrow account established with respect to the purchase price for real estate to be transferred to the purchaser on a post-closing basis with respect to sale of the Southeast Division.

4. $702,000 accounts receivable from former customers of the Southeast division which accounts receivable were not sold to the purchaser of the Southeast Division and which are fully reserved against on Star Gas' books.

5.   Real estate at:


     678 Main Street      513 South Athol Road  759 West Broadway        Highway 337 (31-7)
     Clinton, MA          Athol, MA             Gardner, MA              Corydon Ind.

     Rt. 12               33-35 Railroad Ave.   Lincoln Ave. Extension   646 Altamont Blvd. (4-5)
     Swanzey, NH          Winchendon, MA        Winchendon, MA           Frackville, PA

     281 Hubberdston Rd.  3465 Union Avenue     School Street
     Princeton, MA        Pensauken, NJ         Rt. 12
                                                Winchendon, MA

6.   $85,000 truck deposit related to sale of Highway Trucking.

7.   $203,000 note receivable relating to the sale of property in TX.

8. $40,000 escrow receivable relating to the anticipated sale of Rt. 12, Swanzey, NH.

9. Approximately $83,900,000 in cash from the sale of the First Mortgage Notes by the General Partner.

                           Schedule 2
                           ----------

                      EXCLUDED LIABILITIES


1. Federal, state and local income tax liabilities attributable to the operations of the Star Gas Companies prior to the Effective Time, including any such income tax liabilities that may result from the consummation of the transactions contemplated by this Agreement.

2. Any indebtedness of the Star Gas Companies to Petro Inc. other than notes aggregating approximately $51.0 million, copies of which have been filed as Exhibits to the Registration Statement plus additional indebtedness in an amount equal to the excess, if any, of the consolidated net working capital of the Star Gas Companies over $6.2 million as of the Closing.

3. Any environmental cleanup or compliance obligations of the Star Gas Companies arising out of or relating to acts or omissions of Petro and the Star Gas Companies or any third party prior to the Effective Time.

4. Any liability arising out of or relating to the maintenance or termination of any pension plan or other similar or dissimilar employee benefit plan by the Star Gas Companies, Petro or any affiliate of any of them, whether before or after the Effective Time.

5. $2.1 million of long term debt and restrictive covenant payments due to principals of businesses previously purchased by Star Gas.

                           Schedule 3
                           ----------

          ASSETS TO BE TRANSFERRED TO STELLAR SERVICE


      Appliances, parts and related supplies located in the states of NY, CT, RI, MA, ME, PA and NJ.

                                EXHIBIT B

                                NORTHEAST

   BRANCH                                   LOCATION

      2-1                                   Maple Shade, NJ

      2-2                                   Maple Shade, NJ

        3                                   Tuckahoe, NJ

      4-1                                   Hazelton, PA

      4-2                                   Hazelton, PA

      4-3                                   Hazelton, PA

        6                                   Wind Gap, PA

      8-1                                   Davisville, RI

      8-2                                   Davisville, RI

      8-3                                   N/A

      8-4                                   West Warwick, RI

      8-5                                   Cumberland, RI

      9-1                                   Poughkeepsie, NY

      9-2                                   Poughkeepsie, NY

     12-1                                   Rochdale, MA

     12-2                                   Rochdale, MA

     12-3                                   Rochdale, MA

     12-4                                   N/A

     12-5                                   Milburg, MA

    12-14                                   Rochdale, MA

     13-1                                   Swansea, MA

     14-1                                   Belchertown, MA

     17-1                                   Windham, ME

     17-3                                   Windham, ME

     17-4                                   Windham, ME

     18-1                                   Fairfield, ME

     18-2                                   Fairfield, ME

     18-3                                   N/A

     19-2                                   Fryeburg, ME

                           MIDWEST


      005                                   Rural Natural, OH

      016                                   Jeffersonville, IN

     22-1                                   Wilhoyte, KY

     22-2                                   Wilhoyte, KY

     23-1                                   Charlestown, IN

     23-2                                   Seymour, IN

     23-3                                   Seymour, IN

     23-4                                   Seymour, IN

     23-5                                   Seymour, IN

     23-6                                   Seymour, IN

     23-7                                   Seymour, IN

     26-1                                   Silgas Glencoe, KY

     28-2                                   Williamstown, KY

     30-2                                   Shelbyville, KY

     31-1                                   New Salisbury, IN

     31-2                                   Laconia, IN

     31-3                                   Marengo, IN

     31-4                                   Salem, IN

     31-6                                   Pekin, IN

     33-1                                   Seymour, IN

     33-2

     33-3                                   Seymour, IN

     33-4                                   Seymour, IN

     33-5                                   Seymour, IN

      079                                   North Webster, IN

     80-1                                   Remington, IN

     80-2                                   Remington, IN

     81-1                                   Warren,IN

   BRANCH                                   LOCATION

       82                                   Winamac, IN

       83                                   Decatur, IN

     85-1                                   Portland, IN

     85-2                                   Portland, IN

       86                                   Waterloo, IN

       87                                   Columbia City, IN

     88-1                                   Rural Loveland, OH

       89                                   Versailles, IN

     90-1                                   Linton, IN

     90-3                                   Linton, IN

     92-3                                   Madison, IN

     92-4                                   Madison, IN

     93-1                                   Greencastle, IN

     93-2                                   Greencastle, IN

       94                                   Sulphur Springs, IN

       95                                   Richmond, IN

       96                                   College Corner, IN

       97                                   Hillsdale, MI

       98                                   Waverly, OH

       99                                   Ironton, OH

      100                                   Lynchburg, OH

    101-1                                   Mt. Orab, OH

    101-2                                   Mt. Orab, OH

    102-1                                   Ripley, OH

    102-2                                   Ripley, OH

      103                                   Lewisburg, OH

      104                                   West Union, OH

    106-1                                   Macon, OH

    107-1                                   Deshler, OH

   BRANCH                                   LOCATION


    107-2                                   N/A

      108                                   Defiance, OH

      109                                   Akron, IN

      111                                   Sabina, OH

    112-1                                   North Manchester, IN

    112-2                                   North Manchester, IN

    113-1                                   Bluffton, IN

      114                                   Lancaster, OH

      115                                   Hebron, OH

      116                                   Batesville, IN

    118-1                                   North Star, OH

       -1

    118-1                                   North Star, OH

       -2

      119                                   Fort Recovery, OH